Exhibit 99.1

PetroLegacy Energy II, LLC

and Certain Interests of

Peacemaker Royalties, LP

Combined Financial Statements

December 31, 2022 and 2021

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Index

December 31, 2022 and 2021

Page(s)

Report of Independent Auditors	1-2

Combined Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Changes in Members’ Equity	5

Statements of Cash Flows	6

Notes to Combined Financial Statements	7–26

Report of Independent Auditors

To the Management of PetroLegacy Energy II, LLC and Peacemaker Royalties, LP

Opinion

We have audited the accompanying combined financial statements of PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP (the “Company”), which comprise the combined balance sheets as of December 31, 2022 and 2021, and the related combined statements of operations, of changes in members’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

PricewaterhouseCoopers LLP, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002

T: (713) 356 4000, www.pwc.com/us

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Houston, Texas

April 14, 2023

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Combined Balance Sheets

December 31, 2022 and 2021

(in thousands of dollars)	2022	2021
Assets
Current assets
Cash	$33,829	$6,349
Accounts receivable	67,229	22,849
Related party receivable	4,406	961
Prepaid expenses	648	672
Derivative contracts	12,197	2,534
Other current assets	377	8,005

Total current assets	118,686	41,370

Oil and natural gas properties, successful efforts method
Proved properties	906,473	503,417
Unproved properties	29,205	37,869
Wells-in-progress	150,083	83,735
Less: Accumulated depletion	(204,840)	(81,842)

Oil and natural gas properties, net	880,921	543,179
Other property and equipment, net	1,321	385
Derivative contracts	7,246	2,861
Other assets	1,748	1,100

Total assets	$1,009,922	$588,895

Liabilities and Members’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$46,865	$36,767
Related party payable	5,371	7,425
Accrued capital expenses	61,619	36,876
Oil and natural gas revenue payable	36,015	12,903
Income taxes payable	67	—
Derivative contracts	15,012	13,843
Asset retirement obligation—current portion	3,342	2,804
Other current liabilities	147	60

Total current liabilities	168,438	110,678
Long-term debt	200,000	85,000
Asset retirement obligation, net of current portion	11,812	11,565
Deferred income taxes	2,688	743
Derivative contracts	7,013	4,768
Other long-term liabilities	340	218

Total liabilities	390,291	212,972
Commitments and contingencies (Note 12)
Members’ equity	619,631	375,923

Total liabilities and members’ equity	$1,009,922	$588,895

The accompanying notes are an integral part of these combined financial statements.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Combined Statements of Operations

Years Ended December 31, 2022 and 2021

(in thousands of dollars)	2022	2021
Revenues
Oil and condensate	$417,566	$105,602
Natural gas	9,158	3,084
Natural gas liquids	14,422	3,865
Other	27	—

Total revenues	441,173	112,551

Operating expenses
Lease operating expenses	44,652	23,641
Production taxes	21,036	5,414
Exploration expense	185	2,066
Depreciation, depletion and amortization	123,162	34,773
Accretion of asset retirement obligations	671	663
General and administrative	3,753	1,912
Loss on disposition of assets	226	132

Total operating expenses	193,685	68,601

Operating income	247,488	43,950

Other income (expense)
Interest expense, net	(9,022)	(2,013)
Loss on derivative contracts, net	(35,886)	(28,947)
Other income, net	58	3

Total other expense, net	(44,850)	(30,957)

Net income before income tax	202,638	12,993
Deferred income tax benefit (expense)	(2,012)	(762)

Net income	$200,626	$12,231

The accompanying notes are an integral part of these combined financial statements.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Combined Statements of Changes in Members’ Equity

Years Ended December 31, 2022 and 2021

(in thousands of dollars)	Members’ Equity
Balances at December 31, 2020	$363,609
Capital contributions received from Parent	633
Non-cash oil and gas property contributions from related party	(550)
Net income	12,231

Balances at December 31, 2021	375,923
Capital contributions received from Parent	18,189
Non-cash settlement of related party payables	25,213
Repurchase of C-Units	(320)
Net income	200,626

Balances at December 31, 2022	$619,631

The accompanying notes are an integral part of these combined financial statements.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Combined Statements of Cash Flows

Years Ended December 31, 2022 and 2021

(in thousands of dollars)	2022	2021
Cash flows from operating activities
Net income	$200,626	$12,231
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	123,162	34,773
Accretion of asset retirement obligations	671	663
Exploration expense	63	1,934
Loss (gain) on disposition of assets	(116)	132
Loss on derivative contracts	35,886	28,947
Net cash settlements paid on derivative contracts	(46,534)	(18,339)
Change in assets and liabilities
Accounts receivable	(44,380)	(11,357)
Related party receivable	(3,446)	1,686
Prepaid expenses	24	(104)
Other assets	5,027	(7,632)
Accounts payable and oil and natural gas revenue payable	28,286	9,411
Related party payable	23,159	5,130
Accrued expenses	2,637	4,076
Income tax payable	67	—
Deferred income tax	1,945	743
Other liabilities	8	97

Net cash provided by operating activities	327,085	62,391

Cash flows from investing activities
Acquisition of oil and natural gas properties	(39,716)	(10,355)
Proceeds related to exchanges	—	1,365
Exploration and development expenditures	(390,692)	(108,095)
Additions to other property and equipment	(877)	(234)

Net cash used in investing activities	(431,285)	(117,319)

Cash flows from financing activities
Proceeds received from capital contributions	18,189	633
Proceeds from borrowings on credit facility	115,000	55,000
Repurchase of C-Units	(320)	—
Payment of deferred financing costs	(1,189)	(1,196)

Net cash provided by financing activities	131,680	54,437

Net increase (decrease) in cash and cash equivalents	27,480	(491)
Cash and cash equivalents
Beginning of year	6,349	6,840

End of year	$33,829	$6,349

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$7,387	$1,434
Supplementatl disclosure of non-cash transactions:
Change in accrued capital expenditures	$27,044	$61,518
Change in asset retirement obligation	207	865
Oil and gas property contributions to related party	—	(550)
Setlement of related party payables	25,213	—

The accompanying notes are an integral part of these combined financial statements.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

1.	Organization and Operations of the Company

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties (the “Company”) is the combination of PetroLegacy Energy II, LLC (“PetroLegacy”) and certain interests of Peacemaker Royalties, LP (“Peacemaker”) assigned to PetroLegacy related to mineral interests under PetroLegacy-operated leases.

PetroLegacy Energy II, LLC, (the “Company”) was organized as a Delaware limited liability company (“LLC”) on August 31, 2016 for the purpose to acquire, own, maintain, renew, drill, develop and operate oil and natural gas interests and related assets. The Company began operations in April 2017 with its first asset acquisition.

On September 8, 2017, the Company was restructured and PetroLegacy II Holdings, LLC, a Delaware LLC, and Peacemaker were formed. The membership interests in PetroLegacy were assigned to PetroLegacy II Holdings, LLC, which is an entity under common control. PetroLegacy II Holdings, LLC became the parent company to PetroLegacy and Peacemaker. PetroLegacy II Holdings, LLC owns 99.9% of Peacemaker. The remaining 0.1% ownership is held by the general partner of Peacemaker, PetroLegacy II Royalty, LLC, which is wholly owned by Encap Energy Capital Fund X, L.P.

Current operations are concentrated in the Midland Basin of Texas. All references to “we”, “our”, “us”, “PetroLegacy” and the “Company” refer to the combination of PetroLegacy and Certain Interests of Peacemaker.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of PetroLegacy Energy II, LLC and certain interests of Peacemaker Royalties, LP. The combined financial statement presentation is due to the common management and ownership of both companies by PetroLegacy II Holdings, LLC and ultimately by its private equity investor. Material intercompany transactions and balances have been eliminated in combination.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We use historical experience and various other assumptions that are believed to be reasonable under the circumstances to form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates and assumptions used in preparation of our combined financial statements.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Accounting policies most affected by management’s estimates and assumptions include, but are not limited to, the estimation of proved oil and natural gas reserves, the use of these reserves in calculating depreciation, depletion, and amortization and impairment of oil and natural gas properties, estimates of future abandonment obligations used in recording asset retirement obligations, determining allowance for doubtful accounts, impairments of undeveloped properties and other assets, accrued liabilities, valuation of commodity derivatives, fair value measurements, and commitments and contingencies.

Cash

The Company places its cash with financial institutions that are insured by the Federal Deposit Insurance Corporation. The Company maintains deposits in banks which from time-to-time exceed the amount of deposit insurance available. Management assessed the financial condition of the institutions and believes that any possible credit loss would be minimal.

Accounts Receivable

The Company records estimated oil and natural gas revenue receivable from third parties offset by revenue payable liability to arrive at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in accounts receivable. Management routinely reviews outstanding balances, assesses the financial strength of customers and joint interest partners and records a reserve for amounts not expected to be fully recovered. As of December 31, 2022 and 2021 the Company did not record any allowance for doubtful accounts.

Other Current Assets

From time to time, the Company purchases materials to create an inventory to be used in future drilling and completion activities. The Company purchases this inventory in an effort to reduce overall cost and increase efficiency in drilling and completions by purchasing at favorable rates and having inventory on hand, rather than waiting for market availability. This inventory is recorded at cost in Other Current Assets, which is included in the accompanying combined balance sheets.

Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for oil and natural gas properties. Under this method of accounting, all property acquisition costs, and development costs are capitalized when incurred and depleted on a units-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively. For the years ended December 31, 2022 and 2021 the Company recorded depletion expense on oil and natural gas properties of $123.2 million and $34.8 million, respectively.

The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of exploratory wells are charged to exploration expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. Costs incurred for exploratory wells that find reserves that cannot yet be classified as proved are capitalized if (a) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (b) sufficient progress in assessing the reserves and the economic and operating viability of the project has been made. The status of suspended well costs is monitored continuously and reviewed at each period end. Due to the capital-intensive nature and the geological characteristics of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination of its commercial viability. As of December 31, 2022 and 2021, the Company excluded $150.1 million and $83.7 million, respectively, of capitalized costs from depletion and impairment related to wells-in-progress, in the accompanying combined balance sheet.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Geological and geophysical costs are expensed as incurred. Costs of seismic studies that are utilized in development drilling within an area of proved reserves are capitalized as development costs. Amounts of seismic costs capitalized are based on only those blocks of data used in determining development well locations. To the extent that a seismic project covers areas of both developmental and exploratory drilling, those seismic costs are proportionately allocated between development costs and exploration expense. For the years ended December 31, 2022 and 2021, the Company incurred $121 thousand and $132 thousand of geological related expense, respectively, which is included in exploration expense in the accompanying combined statement of operations.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale or retirement of a partial unit of proved property, the costs, net of proceeds, are charged to accumulated depreciation, depletion and amortization, unless doing so significantly affects the unit-of production amortization rate, in which case a gain or loss is recognized in the statement of operations. Proceeds from sales of partial interest in unproved leases are accounted for as recovery of costs without recognizing any gain or loss.

On exchanges of oil and natural gas assets with third parties, the Company reviews the transactions for certain key aspects that may have a significant impact on its accounting. Exchange transactions that only involve unproved properties are generally measured on recorded values rather than fair values. Thus, no gain or loss is recognized. Conversely, exchange transactions involving proved developed properties must be analyzed for possible business combinations and commercial substance. These aspects, along with others, dictate whether the Company records exchanges at recorded values or fair values and whether gains or losses should be recognized.

Impairment of Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment annually or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company estimates the expected future cash flows of its oil and natural gas properties (generally analogous to a field) and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures, estimated future operating costs, and discount rates commensurate with the risk associated with realizing the projected cash flows. No impairment expense was recognized attributable to proved oil and natural gas properties for the year ended December 31, 2022 nor for the year ended December 31, 2021.

Unproved oil and natural gas properties consist of costs to acquire unevaluated leases and to acquire unproved reserves. The Company evaluates significant unproved oil and natural gas properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. When successful wells are drilled on undeveloped leaseholds, unproved property costs are reclassified to proved properties and depleted on a unit-of-production basis. Lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies the lease will revert to the lessor, at which time the Company expenses the associated lease acquisition costs. The expensing of the lease acquisition costs is recorded as an exploration expense in the combined statements of operations. For the years ended December 31, 2022 and 2021, the Company recorded $64 thousand and $1.9 million of expired lease costs, respectively, which is included in exploration expense in the accompanying combined statement of operations.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Other Property and Equipment

The Company’s pipelines, furniture, software, equipment, leasehold improvements and capital lease obligations are recorded at cost and are depreciated on the straight-line method based on expected lives of the individual assets. The Company uses estimated lives of 30 years for its facilities and pipelines, two to seven years for furniture, software and equipment, and the remaining lease term for its leasehold improvements and capital lease obligations.

Environmental Expenditures

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally not discounted unless the timing of cash payments for the liability is fixed or reliably determinable. The Company believes it is currently in compliance with all applicable federal, state and local regulations. Accordingly, no liability or loss associated with environmental remediation was recorded as of December 31, 2022 nor 2021.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with Accounting Standards Update (“ASU”) 2011-04, “Fair Value Measurement (Topic 820)”:

Level 1	Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2	Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3

Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment that may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

The estimates of fair value for unit-based compensation are prepared using appropriate probability weighted scenarios.

Derivative Instruments

The Company records its commodity derivative instruments on the combined balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. During the years ended December 31, 2022 and 2021, the Company did not designate any of its commodity derivatives as cash flow or fair value hedges, and accordingly, the unrealized changes in the fair value of outstanding financial instruments are recognized as gains or losses in the period of change included in gain/loss on derivative contracts on the combined statement of operations.

The Company uses derivative instruments to reduce the Company’s exposure to fluctuations in commodity prices related to its oil and natural gas production. Unrealized gains and losses, at fair value, are included on the combined balance sheet as current or noncurrent assets or liabilities based on the anticipated timing of cash settlements under the related contracts. Changes in the fair value of commodity derivative contracts are recorded in earnings as they occur and are included in gain/loss on derivative contracts on the combined statement of operations whether they are realized or unrealized. The Company follows the FASB ASC Topic 15, Derivatives (Topic 815) to account for its derivative financial instruments. The Company does not enter into derivative contracts for speculative trading purposes. It is the Company’s policy to enter into derivative contracts only with the counterparties that are creditworthy financial institutions deemed by management as competent and competitive.

Certain amounts may be presented on a net basis on the combined financial statements when such amounts are with the same counterparty and subject to a master netting arrangement. As of December 31, 2022 and 2021, all amounts are presented on a gross basis.

See Note 5 “Derivative Instruments” for additional information regarding derivative activity and Note 6 “Fair Value Measurements” for disclosure about the fair value of commodity derivative instruments.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Substantially all of the Company’s production is sold to purchasers under short-term contracts (less than twelve months) at market-based prices. The sales prices for oil and natural gas are adjusted for transportation and other related deductions. These deductions are based on contractual or historical data and do not require significant judgment. Since there is a ready market for oil and natural gas, the Company sells the majority of its production soon after it is produced at various locations. As a result, the Company maintains a minimum amount of product inventory in storage.

The Company’s revenues are substantially comprised of sales of crude oil which were not affected by the adoption of ASC 606. The reclassification of certain processing and marketing costs associated between lease operating expense and revenue associated with natural gas and NGLs did not have a material impact on the combined financial statement.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

As a nonpublic entity the Company has elected not to apply the quantitative disaggregation of revenue. The Company’s revenues are recognized at a point in time. The location of the Company’s customers and the types of contracts entered into may affect the nature, amount, timing, and uncertainty of revenue and cash flows.

Asset Retirement Obligations (“ARO”)

The Company’s asset retirement obligations consist of future abandonment costs of tangible assets, primarily the plugging and abandonment of our oil and natural gas wellbores. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred, and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The capitalized cost is amortized using the units-of-production method and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Accretion expense is included in accretion of asset retirement obligations in the Company’s combined statement of operations.

Deferred Financing Costs

The Company capitalizes costs incurred in connection with obtaining financing. These costs are amortized over the term of the related financing using the straight-line method, which approximate the effective interest method. The amortization expense is recorded as a component of interest expense in the Company’s combined statements of operations. Deferred financing costs related to the Credit Facility and Restated Credit Facility are included in other assets on the Company’s combined balance sheets.

Income Taxes

The Company is a limited liability company. For federal income tax purposes, all income, losses, credits and deductions of the entities are passed through to their respective members’ individual tax returns. Accordingly, no provision for federal income taxes related to these entities is included in the accompanying combined financial statements.

The State of Texas enacted a margin-based franchise tax law which is commonly referred to as the Texas margin tax and is assessed at a 0.75% rate. The tax is considered an income tax and is determined by applying a tax rate to a base that considers both revenue and expenses. As of December 31, 2022 and 2021, the Company recorded $2.7 million and $743 thousand of deferred income tax related to Texas margin tax, respectively. Additionally, as of December 21, 2022, the Company recorded $67 thousand of current income tax payable.

Management has evaluated the Company’s tax positions and concluded that there are no uncertain tax positions that require adjustment to the combined financial statements at December 31, 2022 nor at December 21, 2021. If applicable, tax-related interest and penalties would be recorded in income tax expense in the combined statement of operations. The Company incurred no tax-related interest and penalties during the years ended December 31, 2022 and 2021.

Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of the FASB ASC Subtopic 410-20, Asset Retirement Obligations and Environmental Obligations –Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Leases

Leases for the right to use an asset are classified as either an operating or finance lease. Upon commencement of the lease, a right-of-use (ROU) asset and corresponding lease liability are recognized on the Balance Sheet for all operating and finance leases. Finance ROU assets are reflected in total property and equipment, net, while finance lease liabilities are included in other current and long-term liabilities on the balance sheet. Operating ROU assets are reflected in current and long-term assets, while operating lease liabilities are included in other current and long-term liabilities on the balance sheet. Typical lease assets of the Company relate to office space and field vehicles.

The Company has elected the short-term lease exemption which does not require a ROU asset or liability to be recognized in the Balance Sheet when the lease term is 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Expense related to short-term leases will be expensed as incurred. We have short-term lease agreements related to most of our generator and field equipment rental arrangements.

The Company makes certain significant assumptions and judgments in determining its ROU asset and lease liability balances. The determination of whether a contract contains a lease considers if an identified asset that is physically distinct and for which the supplier does not have substantive substitution rights and along with whether the Company has the right to control constitutes a lease.

Lease terms are then reviewed and considered whether it is reasonably certain to extend leases or exercise purchase options. For options to renew that the Company is reasonably certain to exercise, costs are recognized as part of the ROU assets and lease liabilities. The Company makes significant judgments in the determination of discount rates. As the implicit rate of the lease is not always readily determinable, the Company uses the risk-free rate to calculate the present value of lease payments based on information available at the commencement date. The Company’s lease agreement do not contain any material residual value guarantees or restrictive covenants. See Note 10 for further information regarding leases.

Related Parties

The Company conducts a significant number of transactions with Pearlsnap Midstream, LLC (“Pearlsnap”) and Peacemaker Royalties, LP (“Peacemaker”), both subsidiaries of PetroLegacy II Holdings, LLC. Pearlsnap gathers produced water for the majority of the Company’s operated assets. Additionally, Pearlsnap provides both fresh and recycled water for the Company’s completion activities. Rates associated with these activities are considered to be at market rates. Peacemaker owns both overriding and royalty interests in most of the Company’s wells.

The employees of the Company also provide support services for both Pearlsnap and Peacemaker. The cost of these support services are allocated to Pearlsnap and Peacemaker under the terms of a master service agreement. Related to the master service agreement, for the years ended December 31, 2022 and 2021, the Company charged Pearlsnap $1.6 million and $1.0 million, respectively. Additionally, related to the master service agreement, for the years ended December 31, 2022 and 2021, the Company charged Peacemaker $0.6 million and $0.5 million, respectively.

For the years ended 2022 and 2021, water gathering costs incurred with Pearlsnap totaled $7.7 million and $2.3 million, respectively. In 2022, $5.9 million of these costs are presented on the combined statements of operations in lease operating expenses and $1.8 million are capitalized as part of the completion activities and presented in the proved properties line on the combined balance sheets. For the same periods, fresh and recycled water purchased from Pearlsnap totaled $8.7 million and $5.6 million, respectively. These costs are capitalized as part of the completion activities and are presented in the proved properties line on the combined balance sheets.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

For the years ended 2022 and 2021, PetroLegacy and the Combined Interests of Peacemaker owed Peacemaker $5.4 million and $402 thousand in mineral interest royalties, respectively.

The following table shows the related party receivable and payable by party as of December 31, 2022 and 2021:

(in thousands of dollars)	2022	2021
Related party receivable
Owed by Pearlsnap Midstream, LLC	$2,909	$333
Owed by Peacemaker Royalty, LP	1,077	409
Owed by Petrolegacy II Holdings, LLC	420	219

Total related party receivable	$4,406	$961
Related party payable
Owed to Pearlsnap Midstream, LLC	$1	$7,023
Owed to Peacemaker Royalty, LP	5,370	402

Total related party payable	$5,371	$7,425

Further, the Company contracts with a variety of companies to provide both land broker services and field operating activities. Two of the companies engaged to perform work on behalf of the Company are owned and operated by immediate family members of employees of the Company. The Company paid approximately $527 thousand to these companies during the year ended December 31, 2022 and $566 thousand during the year ended December 31, 2021. There was no liability included in accounts payable attributable to related parties as of December 31, 2022 nor as of December 31, 2021.

Recently Issued Accounting Standards

Adopted in Current Period

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”), which requires lessees to recognize a right-of-use (ROU) asset and lease liability on the balance sheet for all leases, including operating leases, with terms of more than 12 months.

The Company adopted the new standard on January 1, 2022 and, as permitted by ASU 2018-11, Leases (Topic 842): Targeted Improvements, the Company did not adjust comparative-period combined financial statements and continued to apply the guidance in Topic 840, including its disclosure requirements, in the comparative periods presented prior to adoption. No cumulative-effect adjustment to retained earnings was required as a result of the modified retrospective approach.

Upon adoption of ASC 842, the Company made certain elections permitting us to not reassess: (1) whether any expired or existing contracts contained leases, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. Upon adoption of ASC 842, we also made an election permitting us to continue applying our current policy for land easements. The adoption of ASC 842 did not result in a material impact on our balance sheet, results of operations, or cash flows.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

To be Adopted in a Future Period

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU, along with subsequent related updates and amendments, replaces the current incurred loss model for measurement of credit losses on financial assets including trade receivables with a forward-looking expected loss model based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those years. During their October 2019 board meeting the FASB delayed the effective date for private entities with fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. We are evaluating the impact of the adoption of this guidance on our combined financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes.” This update is intended to simplify the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance. This update is effective for private entities with fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of the adoption of this guidance on our combined financial statements.

The Company considers the applicability and impact of all ASUs. ASUs not listed above were assessed and determined to be either not applicable or clarifications of ASUs previously disclosed.

Risks Related to the Oil and Natural Gas Industry and Our Business

As an oil and natural gas producer, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and quantities of oil and natural gas reserves that may be economically produced.

Additionally, the following could have a negative impact on our financials and operations results: competition for materials and people, legal, regulatory, and environmental matters, COVID-19 or other pandemics, continued inflationary pressures, credit risk of counterparties, debt which may limit liquidity, cyber-attacks, and risks not covered by insurance.

Other risks and uncertainties that could affect the Company in the current price environment include, but are not limited to, counterparty credit risk for our receivables, access to credit markets, and ability to meet financial ratios and covenants in our financing agreements.

Risks Related to Customer Concentration

The Company had two customers that accounted for approximately 86 percent of the Company’s revenues in 2022 compared to two customers that accounted for approximately 92 percent of the Company’s revenues in 2021. Management believes the loss of these customers would not have a material and adverse financial impact to the Company due to other market opportunities available for the sale of our products.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

3.	Asset Acquisitions, Divestitures, and Exchanges

Acquisitions

In 2022, the Company entered into multiple asset acquisitions totaling $32.8 million and other leasehold and property acquisitions totaling $6.9 million in cash paid for approximately 2,800 net acres combined in Martin County and Dawson County, Texas.

In 2021, the Company entered into three asset acquisitions in Martin County, Texas totaling $3.6 million in cash paid for approximately 360 net acres and one producing well. In addition, over multiple transactions, the Company completed $6.8 million of other leasehold and property acquisitions during 2021.

Divestitures

The Company did not enter into any material asset divestiture transactions during 2022 and 2021.

Exchanges

If it is deemed value-adding, the Company will enter into exchange agreements with third parties to exchange unproved and proved oil and natural gas properties as part of its strategy to consistently pursue financially viable deals to further block-up its acreage and thereby enhance its horizontal well drilling inventory. All these exchanges blocked up the Company’s acreage position and thereby enhanced its horizontal well inventory in the Midland Basin.

In 2022, the Company entered into three asset exchanges with two parties. There was no cash consideration or related gain or loss recorded related to these asset exchanges. During the course of these exchanges, the Company acquired two producing wells and divested one producing well.

In November 2021, the Company entered into a trade agreement with Birch EOC, LLC. This trade was concurrent with a Joint Development Agreement on a future drilling unit. The Company disposed of approximately 446 net acres in exchange for the acquisition of approximately 215 net acres and $1.39 million in cash consideration. There was no impact to the statement of operations.

4.	Other Property and Equipment

Other property and equipment consisted of the following at December 31, 2022 and 2021:

(in thousands of dollars)	2022	2021
Office furniture and equipment	$233	$233
Leasehold improvements	110	110
Land	843	—
Vehicles under capital leases	789	533

	1,975	876
Less: Accumulated depreciation	(654)	(491)

Total other property and equipment, net	$1,321	$385

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Depreciation expense on other property and equipment was $164 thousand and $140 thousand for the years ended December 31, 2022 and 2021, respectively, which is included in depreciation, depletion and amortization in the accompanying combined statement of operations.

5.	Derivative Instruments

In 2022 and 20211, the Company entered into several commodity derivative contracts to reduce its exposure to commodity price volatility by hedging a portion of its production. The Company utilizes swap contracts and two-way collar options.

All derivative instruments are recorded as derivative contracts, on the Company’s combined balance sheet as either assets or liabilities measured at their fair value (see Note 6 — “Fair Value Measurements”). The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes.

At December 31, 2022, the Company had the following outstanding commodity derivative instruments (fair value by derivative instrument below are net):

	Settlement Period	Derivative Instrument			Weighted Average Prices			Fair Value Assets (Liabilities)
Commodity			Volumes		Swap	Floor	Ceiling		Asset	Liability
Crude oil	2023	Basis Swap (Mid/Cush)	1,475,500	bbls	$0.71			$(163,645)	$180,895	$(344,540)
Crude oil	2023	Basis Swap (CMA Roll)	478,702	bbls	$0.31			(273,563)	7,086	(280,649)
Crude oil	2023	Two-way collar	2,054,732	bbls		45.00	107.23	(3,412,402)	10,078,511	(13,490,914)
Crude oil	2023	Roll Swap	780,500	bbls	$0.39			(106,856)	93,647	(200,503)
Natural gas	2023	Swap	35,000	mmbtu	$4.88			25,890	25,890	—
Natural gas	2023	Basis Swap	1,186,912	mmbtu	$(1.51)			859,560	1,084,721	(225,161)
Natural gas	2023	Two-way collar	1,086,693	mmbtu		$2.40	$24.02	256,087	726,329	(470,242)
Crude oil	2024	Basis Swap (Mid/ Cush)	687,000	bbls	$0.51			(375,910)	—	(375,910)
Crude oil	2024	Two-way collar	764,000	bbls		$60.00	$103.50	484,204	6,789,010	(6,304,806)
Crude oil	2024	Roll Swap	253,000	bbls	$0.17			(92,516)	—	(92,516)
Natural gas	2024	Swap	60,000	mmbtu	$4.37			24,863	24,863	—
Natural gas	2024	Basis Swap	585,000	mmbtu	(1.18)			72,446	186,199	(113,753)
Natural gas	2024	Two-way collar	470,000	mmbtu		3	12.61	119,534	245,953	(126,419)

								$(2,582,309)	$19,443,102	$(22,025,411)

At December 31, 2021, the Company had the following outstanding commodity derivative instruments (fair value by derivative instrument below are net):

	Settlement Period	Derivative Instrument			Weighted Average Prices			Fair Value Assets (Liabilities)
Commodity			Volumes		Swap	Floor	Ceiling		Asset	Liability
Crude oil	2022	Swap	54,501	bbls	$65.72			$(447,162)	—	(447,162)
Crude oil	2022	Basis Swap (Mid/Cush)	246,349	bbls	$0.40			(44,586)	—	(44,586)
Crude oil	2022	Basis Swap (CMA Roll)	755,199	bbls	$0.39			(193,228)	—	(193,228)
Crude oil	2022	Two-way collar	1,071,661	bbls		$37.50	$79.70	(10,364,796)	2,269,114	(12,633,910)
Crude oil	2022	Roll Swap	246,349	bbls	$(.20)			(220,617)	—	(220,617)
Natural gas	2022	Basis Swap	662,386	mmbtu	$(.39)			21,917	99,770	(77,853)
Natural gas	2022	Two-way collar	626,573	mmbtu		$2.40	$7.25	(60,367)	165,502	(225,869)
Crude oil	2023	Basis Swap (CMA Roll)	478,702	bbls	$0.31			(112,574)	—	(112,574)
Crude oil	2023	Two-way collar	451,232	bbls		$45.00	$72.09	(1,799,656)	2,749,978	(4,549,634)
Natural gas	2023	Basis Swap	296,912	mmbtu	$(.61)			6,876	27,154	(20,278)
Natural gas	2023	Two-way collar	267,943	mmbtu		$2.40	$5.69	(1,283)	83,819	(85,102)

								$(13,215,476)	$5,395,337	$(18,610,813)

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

The Company recognized net losses of $35.9 million and $28.9 million related to derivative instruments for the years ended December 31, 2022 and 2021, respectively.

The following table summarizes the effects of derivative instruments on the statement of operations for the years ended December 31, 2022 and 2021.

(in thousands of dollars)
	Statement of Operations Presentation	Year Ended December 31, 2022	Year Ended December 31, 2021
Commodity Derivatives	Loss on derivative contracts, net	$(35,886)	$(28,947)

6.	Fair Value Measurements

Fair Value on a Recurring Basis

The Company classifies its commodity derivatives based upon the data used to determine fair value. The Company’s derivative instruments are in the form of swap contacts, costless collar options and three-way costless collar options based on WTI/NYMEX and Henry Hub/NYMEX pricing for oil and natural gas, respectively. The Company swaps commodity derivatives floating NYMEX rates for fixed rates. The fair value of these derivatives is derived using an independent third-party’s valuation model that utilizes market-corroborated inputs that are observable over the term of the derivative contract. The Company’s fair value calculations also incorporate an estimate of the counterparties’ default risk for derivative assets and an estimate of the Company’s default risk for derivative liabilities. As a result, the Company designates its commodity derivatives as Level 2 in the fair value hierarchy.

The Company’s derivative instruments expose it to counterparty credit risk, which arises due to the risk of loss from counterparties not performing under the terms of the derivative contract. To minimize such risk, the Company only enters into derivative contracts with counterparties that we determine are creditworthy, which includes performing both quantitative and qualitative assessment of these counterparties, based on their credit rating and credit default swap rates where applicable. Additionally, our derivatives contracts are with multiple counterparties, reducing our exposure to any individual counterparty. Any non-performance risk is considered in the valuations of our derivative instruments, but to date it has not had a material impact on the values of our derivatives.

The following table summarizes the Company’s financial instruments that were subject to fair value measurement as of December 31, 2022:

(in thousands of dollars)	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Instrument
Commodity derivatives - assets	$—	$19,443	$—
Commodity derivatives - liabilities	$—	$(22,025)	$—

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

The following table summarizes the Company’s financial instruments that were subject to fair value measurement as of December 31, 2021:

(in thousands of dollars)	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Instrument
Commodity derivatives - assets	$—	$5,395	$—
Commodity derivatives - liabilities	$—	$(18,611)	$—

Fair Value on a Nonrecurring Basis

Nonrecurring fair value measurements include the initial recording of certain nonfinancial assets and liabilities as may be acquired in a purchase of oil and natural gas properties and thereby measured at fair value, measurements of oil and natural gas property impairments and the initial recording of asset retirement obligations.

The estimates of fair value for initial recording of acquisitions of oil and natural gas properties, oil and natural gas impairment, and asset retirement obligations are prepared using various cash flow analysis and other assessments. As there is no corroborating market activity to support the assumptions used, the Company has designated these measurements as Level 3.

The carrying amount of cash, trade account receivables, accounts payable, accrued expenses, oil and natural gas revenue payable, and other current liabilities approximate fair value because of the short maturity of these instruments.

In addition, the fair value of our Revolving Bank Loan (“RBL”) approximates its carrying value based on borrowing rates available to the Company for bank loans with similar terms and maturities and is categorized as Level 2 in the valuation hierarchy.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

7.	Asset Retirement Obligation

We record the fair value of a liability for an asset retirement obligation (“ARO”) in the period in which it is incurred, along with a corresponding increase in the carrying amount of the related long-lived asset. A summary of the Company’s ARO for the years ended December 31, 2022 and 2021 is as follows:

(in thousands of dollars)
Ending balance at December 31, 2020	$12,860
Liabilities incurred	131
Change in estimate	863
Accretion expense	663
Liabilities settled due to trade of properties	(147)

Ending balance at December 31, 2021	14,370
Liabilities incurred	207
Accretion expense	671
Liabilities settled due to abandonment of properties	(94)

Ending balance at December 31, 2022	$15,154

8.	Exploration Costs

The following table summarizes exploration costs incurred by the Company for the years ended December 31, 2022 and 2021:

(in thousands of dollars)	2022	2021
Geological, geophysical and other	$121	$132
Expired lease costs	64	1,934

Total exploration costs	$185	$2,066

9.	Long-Term Debt

October 2017 Secured Revolving Credit Agreement

In October 2017, PetroLegacy Energy II, LLC entered into a Secured Revolving Credit Agreement (the “Credit Agreement”) with an overall senior secured line of credit of $150 million maturing October 10, 2022 with BOKF, NA dba Bank of Texas, as Agent and Lead Arranger. Under the Credit Agreement, the RBL (“Revolving Bank Loan”) is restricted to a borrowing base, which is reserve-based and subject to semiannual re-determinations on or about the first day of May and November each year. Any reduction in the borrowing base will reduce our liquidity, and, if the reduction results in the outstanding amount under our RBL exceeding the borrowing base, we will be required to repay the deficiency within a short period of time. The Credit Agreement was amended five times from August 2018 to July 2021 to, among other things (a) establish certain financial ratio covenants, (b) increase the borrowing base, (d) update the utilization margin.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

In August 2018, the Company entered into the First Amendment to the Credit Agreement to, among other things (a) establish certain financial ratio covenants, which are more fully described below, (b) increase the borrowing base from zero to $25.0 million until the next redetermination thereof, and (c) decrease the margin applicable to borrowings under the Credit Agreement by 0.25% at each utilization level of the borrowing base. At the time of the amendment, the Company’s oil and natural gas properties were pledged as collateral.

In December 2019, the Company entered into the Master Assignment and Second Amendment to the Credit Agreement to, among other things (a) assign a percentage of the credit facility from Bank of Texas to Zions Bancorporation, N.A. dba Amegy Bank, (b) increase the borrowing base to $65.0 million until the next redetermination thereof, and (c) requires a redetermination on March 1, 2020.

In July 2020, the Company entered into the Third Amendment to the Credit Agreement to, among other things (a) decrease the borrowing base to $35.0 million until the next redetermination thereof, (b) require repayments of borrowings when the defined consolidated cash balance exceeds $4.0 million until the earlier of (i) such time as the outstanding principal amount of the loans is less than or equal to $30.0 million and (ii) the next scheduled redetermination, (c) further decrease the borrowing base dollar for dollar by the amount of the required repayments until the borrowing base equals $30.0 million, and (d) require an additional quarterly reporting requirement of an accounts payable aging schedule.

In December 2020, the Company entered into the Fourth Amendment to the Credit Agreement to, among other things (a) increase the borrowing base to $65.0 million until the next redetermination thereof and (b) establish a rate floor of 0.50% per annum, which will be deemed to be the rate in any circumstance in which the LIBOR or Base Rate is less than the rate floor.

In July 2021, The Company entered into the Fifth Amendment to the Credit Agreement to, among other things (a) increase the borrowing base to $80.0 million until the next redetermination thereof and (b) update the leverage ratio financial covenant.

The terms of the Credit Agreement required the Company to make periodic payments of interest on the loans outstanding thereunder, with all outstanding principal and interest under the Credit Agreement due on the maturity date. Interest on the loans outstanding was calculated at the Company’s option, at either (a) the London Interbank Offered rate (“LIBOR”) for the applicable interest period plus a margin of 2.00% to 3.00% or (b) the greatest of the (i) Prime Rate, (ii) the overnight cost of federal funds as announced by the US Federal Reserve System plus 0.50%, and (iii) LIBOR for a one-month period plus a margin of 1.00% to 3.00%. These rates were subject to the rate floor proscribed in the Fourth Amendment to the Credit Agreement. Additional payments due under the Credit Agreement included paying a commitment fee ranging from 0.375% to 0.500% dependent upon the borrowing base utilization.

The Credit Agreement further required the Company to be subject to certain covenants, including the requirement to maintain the following financial ratios:

•

for all fiscal quarters ending after June 30, 2019, the period of four fiscal quarters ending of such date, a total leverage ratio, consisting of aggregate funded debt of borrower to EBITDAX of not greater than 4.0 to 1.0 as of the last day of any fiscal quarter;

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

•

commencing with the fiscal quarter ending September 30, 2018, a ratio of (i) consolidated current assets (including the unused aggregate commitments) to (ii) consolidated current liabilities (excluding current maturities of the Notes) to be not less than 1.0 to 1.0.

If any event of default existed under the RBL, the lenders were able to accelerate the obligations outstanding under the RBL and exercise other rights and remedies. The Credit Agreement contained customary events of default, including the occurrence of a change of control, as defined in the Credit Agreement.

November 2021 Amended and Restated Credit Agreement

In November 2021, the Company entered into the Amended and Restated Credit Agreement (“Restated Credit Agreement”) with an overall senior secured line of credit of $500 million maturing November 10, 2024 with BOKF, NA dba Bank of Texas, as Agent and Lead Arranger. Similar to the Credit Agreement, the Restated Credit Agreement is reserve-based and subject to semiannual redetermination on or about the first day of May and November each year. The Restated Credit Agreement borrowing base was determined to be $110.0 million.

The terms of the Restated Credit Agreement require the Company to make periodic payments of interest on the loans outstanding thereunder, with all outstanding principal and interest under the RBL due on the maturity date. Interest on the RBL is calculated at the Company’s option, at either (a) the London Interbank Offered rate (“LIBOR”) for the applicable interest period plus a margin of 3.00% to 4.00% or (b) the greatest of the (i) Prime Rate, (ii) the overnight cost of federal funds as announced by the US Federal Reserve System plus 0.50%, and (iii) LIBOR for a one-month period plus a margin of 1.00%. Additional payments due under the Restated Credit Agreement include paying a commitment fee of 0.500%.

PetroLegacy Energy II, LLC, as borrower, is subject to certain covenants under the Restated Credit Agreement, including the requirement to maintain the following financial ratios:

•	as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2021 and for each fiscal quarter thereafter, the leverage ratio not to be greater than 3.0 to 1.0;

•

commencing with the fiscal quarter ending December 31, 2021, a ratio of (i) consolidated current assets (including the unused aggregate commitments) to (ii) consolidated current liabilities (excluding current maturities of the Notes) to be not less than 0.5 to 1.0 and starting with the fiscal quarter ending March 31, 2022 and for each fiscal quarter thereafter, to not be less than 1.0 to 1.0.

In February 2022, the First Amendment to the Amended and Restated Credit Agreement was executed. Among other things, new banking entities became a part of the credit agreement and the RBL borrowing base was increased to $170 million.

In May 2022, the Second Amendment to the Amended and Restated Credit Agreement was executed. Among other things, the RBL borrowing base was increased to $190 million.

In September 2022, the Third Amendment to the Amended and Restated Credit Agreement was executed. Among other things, a new banking entity became a part of the credit agreement and the RBL borrowing based was increased to $235 million.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

In December 2022, the RBL borrowing based was increased to $250 million.

For the years ended December 31, 2022 and 2021, the average interest rate under the RBL was 5.44% and 2.93%, respectively on an average outstanding balance of $149.6 million and $51.7 million. For the years ended December 31, 2022 and 2021, total interest and commitment fees under the RBL were $8.4 million and $1.6 million, respectively.

At the date of the Restated Credit Agreement, the unamortized deferred financing costs related to the Credit Agreement redetermination were expensed, resulting in $167 thousand of interest expense recognized in 2021, which is included in the accompanying combined statement of operations.

The Company was in compliance with all terms and covenants of our Restated Credit Agreement as of December 31, 2022 and as of December 31, 2021. If an event of default exists under the RBL, the lenders will be able to accelerate the obligations outstanding under the RBL and exercise other rights and remedies. Our Restated Credit Agreement contains customary events of default, including the occurrence of a change of control, as defined in the Restated Credit Agreement.

10.	Leases

The Company’s operating leases relate to the Company’s office space. The Company leases field vehicles that are accounted for as finance leases.

The following tables summarize the Company’s operating and finance lease costs and include ROU assets and lease liabilities, amounts recognized in net earnings during the year and other lease information.

(in thousands of dollars)	Year Ended Decemer 31, 2022
Operating Lease Costs	$10
Amortization of ROU assets	146
Interest on lease liabilities	21

Total Finance Lease Costs	167

Total lease cost	$177

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

(in thousands of dollars)	As of Decemer 31, 2022
Balance Sheet:
Operating Lease ROU Asset, in Other Assets	$153
Finance Lease ROU Assets, in Other Property Plant and Equipment	384
Operating Lease Liabiltiies
Current	—
Long-term	153
Finance Lease Liabiltiies
Current, in accounts payable and accrued liabilities	147
Long-term, in other liabilties and provisions	187
Weighted Average Discount Rate
Operating leases	2.83
Finance leases	2.28
Weighted Average Remaining Lease Term
Operating leases	8%
Finance leases	8%

The following table presents the Company’s maturity analysis as of December 31, 2022 for leases expiring in each of the next five years and thereafter.

(in thousands of dollars)
	2023	2024	2025	2026	2027	Thereafter	Total
Operating Leases
Expected Future Lease Payments	60	60	50	0	0	0	170
Less: Discounting							17

Present Value of Future Operating Lease Payments							153

Finance Leases
Expected Future Lease Payments	174	139	55	0	0	0	368
Less: Discounting							34

Present Value of Future Operating Lease Payments							334

11.	Members’ Equity

PetroLegacy Energy II, LLC was founded on August 31, 2016 upon the execution of an LLC agreement (“LLC Agreement”) between Encap Investments L.P. (“Encap”) and the three initial founders of the Company (collectively, “the Members”).

The LLC agreement obligated the Members to commit $150.0 million of capital contributions to the Company. The LLC Agreement authorized three classes of Membership Interests, Class A, Class B, and Class C Units. The number of units authorized was 1,496,750, 3,250, and 100,000, respectively. Class A and B Units are voting securities. Class C units granted to members of management and employees of the Company in order to share in the profits of and distributions of the Company after certain performance thresholds are achieved and, if and when, distributions are

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

declared by the board. Under the limited liability ownership structure, Class C members are not liable for the expenses, liabilities, or obligations of the Company and do not entitle the holders to have any voting rights with respect to any Company matter. The grants are accounted for as stock-based compensation under ASC 718, Compensation – Stock Compensation and measured at fair value on the grant date, using an income-based fair valuation method and weighted average of expected fund-life. For the years ended December 31, 2022 and 2021, stock compensation costs related to non-vested Class C units issued were deemed to be insignificant based on the fair value estimated by the Company.

Upon the creation of PetroLegacy II Holdings, LLC, in September 2017, all Member Units previously held in PetroLegacy Energy II, LLC and the LLC Agreement were assigned to PetroLegacy II Holdings, LLC.

Between 2016 and year-end 2022, the Members had increased their commitment to PetroLegacy II Holdings to $500.3 million. Periodically, the Members contribute capital to PetroLegacy II Holdings, LLC, which subsequently funds its subsidiaries, including PetroLegacy Energy II, LLC, for capital expenditures, acquisitions, and other corporate matters. The total capital contributed by the Members as of December 31, 2022 to PetroLegacy II Holdings was $444.0 million leaving its subsidiaries, including PetroLegacy Energy II, LLC, additional capital for development activities. As of December 31, 2022, PetroLegacy II Holdings, LLC has contributed $389.5 million to PetroLegacy Energy II, LLC and certain interests of Peacemaker.

During the year ended December 31, 2022, the Company repurchased 1,500 C-Unit shares for a payment of $320 thousand to the estate of a Class C member. This repurchase adjusted Additional Paid in Capital, which rolls to Members’ Equity on the Balance Sheet.

In January 2022, Class A equity members and Class B equity members agreed to call capital in the amounts of $15.0 million and $24 thousand, respectively. In March 2022, Class A equity members and Class B equity members agreed to call capital in the amounts of $13.0 million and $21 thousand, respectively. Related to these capital calls, the capital contributed to PetroLegacy Energy II, LLC and certain interests of Peacemaker totaled $18.2 million for the year ended December 31, 2022.

In addition, during the year ended December 31, 2022, equity transfers occurred between PetroLegacy Energy II, LLC and related-entity Pearlsnap Midstream, LLC to settle certain related party liabilities. The effect was to increase the equity invested in PetroLegacy Energy II, LLC by $21.6 million. Similarly, during 2022, equity transfers occurred between PetroLegacy Energy II, LLC and related-entity Peacemaker Royalty, LP to settle certain related party liabilities. The effect was to increase the equity invested in PetroLegacy Energy II, LLC by $3.6 million.

12.	Commitments and Contingencies

Litigation

From time to time, the Company may be involved in legal proceedings and claims that arise in the ordinary course of business. The Company believes that the final disposition of such current matters will not have a material adverse effect on its financial position, results of operations, or liquidity.

PetroLegacy Energy II, LLC and Certain Interests of Peacemaker Royalties, LP

Notes to Combined Financial Statements

December 31, 2022 and 2021

Element

On September 12, 2018, Element Petroleum Properties, LLC (“Element”) filed a lawsuit against the Company seeking a declaratory judgment that it is the lessee under leases covering minerals that have previously been leased to the Company, and seeking consistent relief under other counts, including trespass to try title and an equitable quiet title claim, as well as various other monetary claims for unspecified damages. The Company denied Element’s allegations in their entirety and pleaded a counterclaim against Element under the Texas trespass to try to title statue to remove the cloud on its title that Element’s claim creates.

On December 2, 2019, a hearing was held on the parties’ competing motions for summary judgment. The trial court denied the Company’s motion to abate and motion for summary judgment and granted Element’s motion for partial summary judgment on its title claims.

On February 14, 2020, the trial court amended its abatement and summary judgment orders and granted permission for the Company and its lessor to immediately appeal the orders. The Company and its lessor filed their Petition for Permission to Appeal in the Court of Appeals for the Eleventh District of Texas on February 28, 2020. The Court of Appeals did not accept the petition and the matter returned to the trial court for final judgment.

On May 4 2021, the trial count entered its final judgment and the Company filed a notice of appeal. The Court of Appeals heard oral arguments on March 10, 2022 and anticipates that the appeals court will enter their judgment in 2023.

The Company continues to vigorously defend itself in this litigation. Precedent in the Court of Appeals for the Eleventh District of Texas gives the Company confidence that a loss contingency is neither probable nor estimable. As such, there is no associated liability recorded as of December 31, 2022 nor 2021 related to this matter.

Environmental Matters

The Company’s operations and properties are subject to federal, state, and local regulatory requirements relating to environmental protection. It is the Company’s policy to fully comply with all applicable requirements. Based on current information, the Company believes that its operations are in compliance with applicable environmental laws and regulations, and management is not aware of any violations that could have a material adverse effect on the financial statements.

13.	Subsequent Events

The Company performed a review of events subsequent to December 31, 2022 through April 14, 2023, the date the combined financial statements were available to be issued.

Long-Term Debt

As of the date of the issuance of these financial statements, total borrowings under the RBL were $224 million.

Divestiture

In April 2023, PetroLegacy Energy II, LLC entered into a definitive purchase agreement to divest all leasehold interest and related assets to Ovintiv Inc. (“Ovintiv”). The effective date of the divestiture is January 1, 2023. The transaction, which is expected to close by the end of the second quarter, is subject to the satisfaction of customary closing conditions and customary closing adjustments.